Exhibit 99.1

Knology Reports Results for Third Quarter 2010

WEST POINT, Ga.--(BUSINESS WIRE)--November 3, 2010--Knology, Inc. (Nasdaq: KNOL):

Third Quarter Highlights:

  Revenue increased to $112.9 million for the third quarter 2010, up 6.7% compared to the same period in 2009.
  EBITDA, as adjusted, increased to $38.3 million for the third quarter 2010, representing an increase of 6.5% compared to the same period in 2009.
  GAAP operating income increased to $15.3 million for the third quarter 2010, representing an increase of 28.3% compared to the same period in 2009.
  Net income, excluding the non-cash charge related to the interest rate swaps, increased to $7.0 million, or $0.19 per share for the third quarter, compared with a loss of $1.6 million, or $(0.04) per share in the same period one year ago.
  Free cash flow, defined as EBITDA, as adjusted, less capital expenditures and net cash interest, was $4.9 million in the third quarter, resulting in a total of $92.9 million of cash and short term investments on the balance sheet as of September 30, 2010. Capital expenditures amounted to $23.0 million in the third quarter, including investment related to the high ROI network edge-out projects.
  Business and residential connections increased 333 and 1,426, respectively, during the third quarter. Total connections increased 1,759 during the period, resulting in 700,476 total connections as of quarter end.
  Churn improved 10 basis points to 2.7% in the third quarter of 2010 compared to 2.8% in the third quarter of 2009.
  Subsequent to quarter end, Knology successfully closed the previously announced $165 million acquisition of Sunflower Broadband and the related financing transaction.

Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the third quarter ended September 30, 2010. Total revenue for the third quarter of 2010 was $112.9 million compared to revenue of $105.8 million for the same period one year ago and $113.0 million for the previous quarter. Knology reported EBITDA, as adjusted, of $38.3 million for the third quarter of 2010. EBITDA, as adjusted, was $36.0 million in the third quarter of 2009 and $39.4 million in the previous quarter.

Excluding the non-cash gain/charge related to the accounting treatment of the company’s interest rate swaps, Knology posted net income of $7.0 million, or $0.19 per share, for the third quarter of 2010 and net income of $5.4 million, or $0.15 per share, for the previous quarter. For the third quarter of 2009, excluding the non-cash charge, the company posted a net loss of $1.6 million, or $(0.04) per share. With the non-cash gain/charge related to the accounting treatment of the interest rate swaps included, Knology reported net income for the third quarter of 2010 of $5.9 million, or $0.16 per share, compared with net income of $7.6 million, or $0.21 per share, for the previous quarter and a net loss of $3.3 million, or $(0.09) per share, for the third quarter of 2009.

Total connections increased 1,759 during the third quarter. Total connections as of quarter end amounted to 700,476, a 2.7% increase compared to one year ago. Voice and data connections increased 892 and 1,437, respectively, while video connections decreased 570. Business connections increased 333 during the period to 107,388 connections compared to 105,243 business connections one year ago. Average monthly revenue per connection was $53.76, which represents an increase from $51.96 for the third quarter of 2009. Average monthly connection churn improved to 2.7%, compared to churn of 2.8% for the same period one year ago.

“The third quarter was a very busy period for the Company,” said Rodger L. Johnson, Chairman and Chief Executive Officer of Knology, Inc. “We are pleased with the Sunflower acquisition and the scale that it adds to the Company. We are impressed with the Sunflower team and welcome them to the Knology family. Our business continues to perform well in a challenging economic environment, and we continue to be excited about our edge-out investment opportunity as well as the wireless backhaul activity.”

M. Todd Holt, Knology’s President and Chief Financial Officer, added, “We were able to close and finance the Sunflower transaction in a healthy credit environment and have maintained manageable leverage and very strong liquidity from a balance sheet perspective. We also believe the new credit facility offers a fair cost of capital that will facilitate a continued healthy free cash flow profile for the business. In addition, the credit facility provides the flexibility for future disciplined growth of the business, including edge-out investment and M&A opportunities, with a focus on increasing shareholder value.”

Third Quarter Key Operating Metrics

	Q3	Q3	% Change
	2010	2009	vs. Q3 2009
Marketable Homes Passed	972,038	930,402	4.5%

Connections
Video	231,355	231,186	0.1%

Voice
On-Net	241,165	237,763	1.4%
Off-Net	13,270	9,694	36.9%
Total Telephone	254,435	247,457	2.8%

Data
High Speed Data	213,808	201,954	5.9%
Dial-Up	878	1,323	-33.6%
Total Data	214,686	203,277	5.6%

Total On-Net Connections	686,328	670,903	2.3%
Total Connections	700,476	681,920	2.7%

Residential Connections	593,088	576,677	2.8%
Business Connections	107,388	105,243	2.0%

Average Monthly Revenue
Per Connection	$53.76	$51.96
Average Monthly Connection
Churn	2.7%	2.8%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the third quarter 2010, which will be broadcast live over the Internet, on Wednesday, November 3, 2010 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the free conference call live over the Internet by visiting Knology’s Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com starting approximately two hours after the conclusion of the call. Also, a telephonic replay will be available through midnight on Wednesday, November 3, 2010, by dialing 1-800-642-1687 or local 706-645-9291. You will need to refer to Confirmation I.D. 16595671.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast, upper Midwest and Kansas regions. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, including the Sunflower Broadband transaction contemplated in this press release, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2009, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measure EBITDA, as adjusted. EBITDA, as adjusted, is calculated as net income (loss) before interest; taxes; depreciation and amortization; non-cash stock compensation; restructuring expense; debt modification expense; gain or loss on interest rate swaps; amortization of deferred loss on interest rate swaps; and other expense (income). A reconciliation of EBITDA, as adjusted, to net loss for the three and nine month periods ended September 30, 2009 and 2010 is attached to this press release. EBITDA, as adjusted, is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. EBITDA, as adjusted, eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted, is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capitalized tangible and intangible expenditures and cash interest paid net of cash interest received. A reconciliation of Free Cash Flow to net loss for the three and nine months ended September 30, 2009 and 2010 is attached to this press release. The use of Free Cash Flow is important because it allows management, as well as investors and analysts, to assess our ability to make additional investments and meet our debt obligations.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc.
Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Operating Revenues:
Video	$50,510	$46,048	$150,173	$137,809
Voice	31,797	32,372	95,575	98,916
Data	26,195	24,487	77,911	73,603
Other	4,375	2,895	12,323	8,088
Total Revenue	112,877	105,802	335,982	318,416

Direct costs	36,710	31,896	109,210	98,660
Selling, general and administrative expenses	40,063	39,566	116,609	116,638
Depreciation and amortization	20,832	22,436	64,525	67,997
Operating Income	15,272	11,904	45,638	35,121

Interest income	74	180	288	477
Interest expense	(8,349)	(10,363)	(31,129)	(29,611)
Debt modification expense	0	(3,422)	0	(3,422)
Non-cash gain (loss) on interest rate swaps (see Note)	(651)	2,796	8,144	6,545
Non-cash amortization of deferred loss on interest rate swaps (see Note)	(451)	(4,533)	(10,324)	(13,846)
Other income, net	37	104	139	462
Net Income (Loss)	$5,932	$(3,334)	$12,756	$(4,274)

Basic net income (loss) per share	$0.16	$(0.09)	$0.35	$(0.12)

Diluted net income (loss) per share	$0.15	$(0.09)	$0.33	$(0.12)

Basic weighted average shares outstanding	37,031,429	36,031,902	36,811,646	35,901,886

Diluted weighted average shares outstanding	39,128,436	36,031,902	38,856,821	35,901,886

Knology, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	9/30/2010
ASSETS	(unaudited)	12/31/2009

Current assets:
Cash and cash equivalents	$61,366	$44,016
Restricted cash	1,401	725
Certificates of deposit & other short term investments	30,150	35,050
Accounts receivable, net	35,745	32,668
Prepaid expenses and other	4,441	2,986
Total current assets	133,103	115,445

Property, plant & equipment, net	355,992	357,880
Investments	4,011	3,683
Debt issuance & debt modification costs, net	5,368	7,544
Goodwill, intangible assets and other	160,204	162,349

Total assets	$658,678	$646,901

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long term debt	$10,593	$9,841
Accounts payable	32,676	25,768
Accrued liabilities	19,739	22,349
Unearned revenue	16,558	14,795
Interest rate swaps	0	16,526
Total current liabilities	79,566	89,279

Long term debt, net of current portion	576,019	591,514
Interest rate swaps	8,382	0
Total liabilities	663,967	680,793

Common stock	371	366
Additional paid in capital	608,020	602,508
Accumulated other comprehensive income	6	(10,324)
Accumulated deficit	(613,686)	(626,442)
Total stockholders’ deficit	(5,289)	(33,892)

Total liabilities and stockholders’ equity	$658,678	$646,901

Knology, Inc.
Reconciliation of EBITDA, As Adjusted, and Free Cash Flow to Net Income (Loss)
Unaudited
(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income (loss)	$5,932	$(3,334)	$12,756	$(4,274)
Depreciation and amortization	20,832	22,437	64,525	67,997
Non-cash stock compensation	1,501	1,563	4,442	4,615
M&A integration expense	703	60	787	450
Interest expense, net	8,275	10,183	30,841	29,134
Debt modification expense	0	3,422	0	3,422
Non-cash (gain) loss on interest rate swaps	651	(2,797)	(8,144)	(6,545)
Non-cash amortization of deferred loss on interest rate swaps	451	4,533	10,324	13,846
Other income	(36)	(103)	(139)	(462)
EBITDA, as adjusted	$38,309	$35,964	$115,392	$108,183
Cash interest paid, net	(10,408)	(9,920)	(31,875)	(32,099)
Capitalized expenditures	(22,981)	(11,739)	(58,082)	(41,299)
Free cash flow	$4,920	$14,305	$25,435	$34,785

CONTACT:
Knology, Inc.
M. Todd Holt, 706-645-8752
President and Chief Financial Officer
todd.holt@knology.com